Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Helix TCS, 2017 Omnibus Stock Incentive Plan of our report dated April 17, 2017, relating to the financial statements of Helix TCS, Inc., as of December 31, 2016 and December 31, 2015, included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2017, and as amended and filed with the Commission on July 7, 2017.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

December 11, 2017